EXECUTION VERSION
Herman Miller, Inc.

$100,000,000

Private Shelf Facility
________________
Private Shelf Agreement
________________
Dated as of December 14, 2010

Purchaser Schedule

Information Schedule

Schedule A	-Defined Terms

Schedule 5.4(a)	-Organization and Ownership of Shares of Subsidiaries; Affiliates

Schedule 5.4(d)	-Organization and Ownership of Shares of Subsidiaries; Affiliates

Schedule 5.11	-Licenses, Permits, Etc.

Schedule 5.15(c)	-Existing Debt; Future Liens

Schedule 10.1	-Indebtedness

Schedule 10.2	-Limitation on Liens

Schedule 10.8	-Existing Restrictions on Subsidiaries

Exhibit 1	-Form of Note

Exhibit 2(c)	-Form of Request for Purchase

Exhibit 2(e)	-Form of Confirmation of Acceptance

Exhibit 4.4(a)	-Form of Opinion of General Counsel to the Company

Exhibit 4.4(b)	-Form of Opinion of Special Counsel to the Purchasers

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464-0302
$100,000,000 Private Shelf Facility
Dated as of
December 14, 2010
To Prudential Investment Management, Inc. (“Prudential”)
To each other Prudential Affiliate which becomes bound
by certain provisions of this Agreement as hereinafter provided
( each, a “Purchaser” and collectively, the “Purchasers”):
Ladies and Gentlemen:
Herman Miller, Inc., a Michigan corporation (the “Company”), agrees with you as follows. Certain capitalized and other terms used in this Agreement are defined in Schedule A; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
Section 1.    Authorization of Notes
Section 1.1.    Authorization of Issue of Notes    The Company will authorize the issue of its senior promissory notes (the “Notes”) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Note so issued, no more than 10.5 years after the date of original issuance thereof, to have an average life, in the case of each Note so issued, of no more than 10.5 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2(e), and to be substantially in the form of Exhibit 1 attached hereto. The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a “Series” of Notes.
Section 1.2.    Additional Interest     If the Company shall make a Step-Up Election, then the interest rate payable on the Notes shall be increased by 0.75% (the “Additional Interest”) for the period commencing on the first day of the first fiscal quarter for which the Step-Up Election is in effect and ending as of the last day of the last fiscal quarter for which such Step-Up Election is in effect.

Section 2.    Sale and Purchase of Notes

(a)(i)    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Notes is herein called the “Facility”. At any time, the aggregate principal amount of Notes stated in Section 1.1, minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount.” NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.
(a)(ii)    Limitation on Facility. Notwithstanding anything in Section 2(a)(i), the Company may not request the issuance of Notes, and neither Prudential nor any other Prudential Affiliate shall be required to purchase Notes pursuant to the Facility if, after the issuance of such Notes, the aggregate amount of Herman Miller Exposure would exceed $150,000,000.
(b)    Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary), (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under Section 12 of this Agreement, and (v) the acceleration of any Note under Section 12 of this Agreement. The period during which Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
(c)    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by facsimile transmission, overnight delivery service or by a Portable Document Format (“PDF”) attachment to an email transmitted to an email address for an Authorized Officer, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $25,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 10.5 years from the date of issuance), average life (which shall be no more than 10.5 years from the date of issuance), principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Notes covered thereby, (iii) specify the use of proceeds of such Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2(c) attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.
(d)    Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone, facsimile transmission or by a PDF attachment to an to an email transmitted to an email address for an Authorized Officer, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Notes specified in such Request for Purchase. Each interest rate quoted shall be a fixed rate equal to the yield to maturity on a United States Treasury Note having a maturity equal or closest to the average life of the Notes proposed to be issued (or an interpolated yield using specified United States Treasury Notes), plus a credit spread. Each quote shall also represent the interest rate per annum payable on the outstanding principal balance of such Notes at which a Prudential Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.
(e)    Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2(d), the Company may, subject to Section 2(f), elect to accept such interest rate quotes as to not less than $25,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone, facsimile transmission or by a PDF attachment to an to an email transmitted to an email address for an Authorized Officer within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Notes (each such Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2(f) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2(e) attached hereto (a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company's receipt of a Confirmation of Acceptance with respect to any Accepted Notes from Prudential, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential's receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
(f)    Market Disruption. Notwithstanding the provisions of Section 2(e), if Prudential shall have provided interest rate quotes pursuant to Section 2(d) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2(e) the domestic market for U.S. Treasury securities, derivatives or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities, derivatives or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2(f) are applicable with respect to such Acceptance.
(g)    Fees.
(g)(i)    Structuring Fee. In consideration of the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential or at the direction of Prudential by wire transfer of immediately available funds a fee (the “Structuring Fee”) in the amount of $25,000.
(g)(ii).    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.
(g)(iii).    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason, except for the sole reason of a failure by a Purchaser to fund the purchase price for such Accepted Note when the Company has satisfied all conditions under Section 4 of this Agreement on the original Closing Day for such Accepted Note, beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on (a)  the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (the “Delayed Delivery Fee”) calculated as follows:
(BEY - MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.
(g)(iv)    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2(e) or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in Section 2(g)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.
Section 3.    Closing
Section 3.1.    Facility Closings.    Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes.

Section 3.2.    Rescheduled Facility Closings.    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2(g)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.
Section 4.    Conditions to Closing
Each Purchaser's obligation to purchase and pay for the Notes to be sold to such Purchaser on the Closing Day for such Notes is subject to the fulfillment to such Purchaser's satisfaction, prior to or at such Closing Day, of the following conditions:
Section 4.1.    Representations and Warranties    The representations and warranties of the Company and each Subsidiary Guarantor in this Agreement and in each other Transaction Document to which it is a party shall be correct when made and at the time of the applicable Closing Day (except with regard to representations and warranties that relate to a specific date, in which case such representations and warranties will be correct on and as of such date).
Section 4.2.    Performance; No Default     The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and each other Transaction Document to which it is a party required to be performed or complied with by the Company or such Subsidiary Guarantor prior to or at such Closing Day, and after giving effect to the issue and sale of the Notes to be issued on such Closing Day (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3.    Compliance Certificates
(a)    Officer's Certificate of the Company and each Subsidiary Guarantor. The Company and each Subsidiary Guarantor shall have delivered to such Purchaser an Officer's Certificate, dated the date of such Closing Day, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.
(b)    Secretary's Certificate of the Company and each Subsidiary Guarantor. The Company and each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing Day, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, the Notes being issued on such Closing Day and any other Transaction Documents being delivered on such Closing Day.
Section 4.4.    Opinions of Counsel     Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing Day (a) from James E. Christenson, General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (b) from Schiff Hardin LLP, the Purchasers' special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted By Applicable Law, Etc.     On the date of such Closing Day such Purchaser's purchase of Notes being issued on such Closing Day shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Payment of Fees
(a)    The Company shall have paid to Prudential and each Purchaser on or before such Closing Day any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to Section 2(g)(i), any Issuance Fee due pursuant to Section 2(g)(ii) and any Delayed Delivery Fee due pursuant to Section 2(g)(iii).
(b)    Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing Day, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers' special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing Day.

Section 4.7.    Private Placement Number     A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of Notes to be issued such Closing Day.
Section 4.8.    Changes in Corporate Structure     Following the date of the most recent financial statements referred to in Section 5.5, neither the Company nor any Subsidiary shall have changed its jurisdiction of organization or, except as disclosed in any Request for Purchase and except for mergers and consolidations of a Wholly-Owned Subsidiary into the Company or between Wholly-Owned Subsidiaries, been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity.
Section 4.9.    Material Adverse Change.     Since May 29, 2010, no material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries shall have occurred or be threatened.
Section 4.10.    Subsidiary Guaranties; Confirmation of Subsidiary Guarantees.     On or before the initial Closing Day, each Subsidiary which is required to execute and deliver a Subsidiary Guaranty pursuant to Section 9.7 shall have executed and delivered such Subsidiary Guaranty and the other documents required under Section 9.7. With respect to any Closing Day occurring after the initial Closing Day, the Company shall have caused each Subsidiary Guarantor to duly execute and deliver a Confirmation of Subsidiary Guaranty (each as amended, modified, restated or otherwise modified from time to time, a “Confirmation of Subsidiary Guaranty”) in form and substance reasonably satisfactory to the Required Holder(s).
Section 4.11.    Proceedings and Documents.     All corporate and other organizational proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5.    Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser that:
Section 5.1.    Organization; Power and Authority.     The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.    Authorization, Etc.     This Agreement has been, and the Notes to be issued on any Closing Day, when executed and delivered by the Company, will have been, duly authorized by all necessary corporate action on the part of the Company, any Subsidiary Guaranties or Confirmations of Subsidiary Guaranty to be delivered by any Subsidiary Guarantor have been duly authorized by all necessary corporate action on the part of the Subsidiary Guarantor, and this Agreement and each such Subsidiary Guaranty and Confirmation of Subsidiary Guaranty constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company or the Subsidiary Guarantor party thereto, as the case may be, enforceable against the Company or the Subsidiary Guarantor party thereto, as the case may be, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure.    This Agreement and the documents, certificates or other writings (including the financial statements referred to in Section 5.5) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to the applicable Closing Day being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished to Prudential at the time of the execution of this Agreement by Prudential (in the case of making this representation at the time of the execution of this Agreement), or, in the case of the making of this representation at the time of the issuance of a Series of Notes, since the end of the most recent fiscal year for which audited financial statements described in clause (i) of Section 5.5 had been provided to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to Section 2(d) with respect to such Series of Notes, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. Notwithstanding the foregoing, neither the Company nor its Subsidiaries make any representations or warranties regarding the accuracy of any projections, predictions or other estimation of future events, except that any such projections, predictions or other estimations provided by the Company or its Subsidiaries are reasonable based on the assumptions stated therein and the best information available to the officers of the Company.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers, in each case as of the date of this Agreement.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities.     The Company has delivered to each Purchaser of any Note the following financial statements: (i) a consolidated balance sheet of the Company and its Subsidiaries as at the last date of its fiscal year in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for each such year, all reported on by Ernst & Young LLP (or such other nationally recognized accounting firm as may be reasonably acceptable to such Purchaser) and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders' equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc.     The execution, delivery and performance by the Company of this Agreement, the Notes and the other Transaction Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
Section 5.7.    Governmental Authorizations, Etc.     No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Subsidiary Guaranty of this Agreement, the Notes or any other Transaction Documents.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders.
(a) There are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes.    The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods have been made in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended June 3, 2006.

Section 5.10.    Title to Property; Leases.    The Company and its Subsidiaries have good and sufficient title to their respective properties which the Company and its Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.    Licenses, Permits, Etc.     Except as disclosed in Schedule 5.11,
(a)    the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;
(b)    to the best Knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and
(c)    to the best Knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
Section 5.12.    Compliance with ERISA
(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    Except as disclosed in any Request for Purchase, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    Except as disclosed in any Request for Purchase, the expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)    The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser's representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
Section 5.13.    Private Offering by the Company    Neither the Company nor anyone acting on the Company's behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Institutional Investors each of which has been offered the Notes in connection with a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations.    Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in the applicable Request for Purchase. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.    Existing Debt; Future Liens.     Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness that is prohibited by Section 10. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.
(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.
Section 5.16.    Foreign Assets Control Regulations, Etc.
(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(b)    Neither the Company nor any Subsidiary is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or, to the Knowledge of the Company, engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
(c)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
Section 5.17.    Status under Certain Statutes.     Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.    Environmental Matters
(a) Neither the Company nor any Subsidiary has Knowledge of any liability or has received any notice of any liability, and no proceeding has been instituted raising any liability against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has Knowledge of any facts which would give rise to any liability, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.
(d)    All buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    Notes Rank Pari Passu.     The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company, described in Schedule 5.15 hereto.
Section 5.20.    Hostile Tender Offer.    None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.
Section 6.    Representations of the Purchaser
Section 6.1.    Purchase for Investment.    Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser's or such pension or trust funds property shall at all times be within such Purchaser's or such pension or trust funds' control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.    Accredited Investor.    Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.
Section 6.3.    Source of Funds.    Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 7.    Information as to Company
Section 7.1.    Financial and Business Information.         The Company shall deliver either by paper or electronic means (in accordance with Section 18) at the Company's option to Prudential and each holder of Notes that is an Institutional Investor:
(a)    Quarterly Statements - within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year):
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that filing with the Securities and Exchange Commission within the time period specified above the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a), provided further that the Company shall have given Prudential and each Purchaser timely notice of such filings by email,
(b)    Annual Statements - within 90 days after the end of each fiscal year of the Company:
(i)    a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
(ii)    consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that filing with the Securities and Exchange Commission within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b), provided further that the Company shall have given Prudential and each Purchaser timely notice of such filings by email;
(c)    SEC and Other Reports - except for filings referred to in Section 7.1(a) and (b) above, promptly upon their becoming available and, to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to public securities holders generally, and (ii) each Material regular, current or periodic report, each Material registration statement (without exhibits except as expressly requested by such holder), and each Material prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission; provided that filing with the Securities and Exchange Commission of any reports required under this Section 7.1(c) prepared in accordance with the requirements therefore shall be deemed to satisfy the requirements of this Section 7.1(c); provided, further that the Company shall have given Prudential and each Purchaser timely notice of such filings by email.
(d)    Notice of Default or Event of Default - promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(e), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    ERISA Matters - promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in
Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
(f)    Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and
(g)    Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes or such information regarding the Company required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of the Notes.

Section 7.2.    Officer's Certificate.         Each set of financial statements delivered to Prudential or a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a)    Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2 , 10.3, 10.4, 10.6, 10.9, 10.11, 10.12 and each additional covenant provided by Section 9.10 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b)    Event of Default - a statement that such officer has reviewed the relevant terms hereof and such review has not have disclosed the existence during the quarterly or annual period covered by the statements then being furnished of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
Section 7.3.    Visitation.    The Company shall permit Prudential and the representatives of each holder of Notes that is an Institutional Investor:
(a)    No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default - if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.    Payment of the Notes.
Section 8.1.    Required Prepayments.     Each Series of Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.
Section 8.2.    Optional Prepayments with Make-Whole Amount.    The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, in integral multiples of $500,000 and in a minimum amount of $1,000,000 on any one occurrence, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Any partial prepayment of the Notes of any Series pursuant to this Section 8.2 shall be applied in satisfaction of the required payments and prepayments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.
Section 8.3.    Allocation of Partial Prepayments.     In the case of any partial prepayment of the Notes of any Series pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.4.    Maturity; Surrender, Etc.     In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes.    The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes, or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of the Notes upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.    Make-Whole Amount for the Notes.     The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, minus the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings with respect to the Called Principal of such Note:
“Called Principal” means, the principal of any Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, the amount obtained by discounting all Remaining Scheduled Payments from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield.
“Reinvestment Yield” means, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX-1” on the Bloomberg Financial Market Service (or such other information service as may replace Bloomberg) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In either case, the yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly on a straight line basis between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.
“Remaining Average Life” means, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, all payments of such Called Principal and interest thereon that would be due after the Settlement Date if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.
“Settlement Date” means, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Change in Control.     (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has Knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.
(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). The Proposed Prepayment Date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).
(c)    Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and without the payment of any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date.
(e)    Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
(f)    “Change in Control” Defined. “Change in Control” means any of the following events or circumstances:
(a) the membership of the Company's board of directors changes by more than 50% during any 12-month period, or the number of members on the Company's board of directors either increases or decreases by more than 50% during any 12 month period;
(b) any person or group or persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than 33% of the common Equity Interests or 33% of the voting power of the Equity Interests of the Company entitled to vote in the election of members of the board of directors of the Company; or
(c) there shall have occurred under any credit agreement, indenture or other instrument evidencing any Indebtedness in excess of $10,000,000 any “change in control” or similar term (as defined in such credit agreement, indenture or other evidence of Indebtedness) obligating, or permitting the holders of such Indebtedness to obligate, the Company or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.
(g)    “Control Event” Defined. “Control Event” means:
(i)    the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,
(ii)    the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or
(iii)    the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Section 9.    Affirmative Covenants
The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:
Section 9.1.    Compliance with Law.         Without limiting Section 10.14, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance.     The Company will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.
Section 9.3.    Maintenance of Properties.     The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.    Payment of Taxes and Claims.    The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary not permitted by Section 10.2, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc.     Subject to Sections 10.3 and 10.9, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence of any Subsidiary or the termination of or failure to preserve in full force and effect any such right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.6.    Notes to Rank Pari Passu.    The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all Indebtedness outstanding under the Bank Credit Agreement and all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.
Section 9.7.    Subsidiary Guarantors.     (a) The Company will cause any Subsidiary which is liable under a Guarantee with respect to, or a borrower or co-obligor with respect to, any Indebtedness outstanding under, any Principal Credit Facility, to deliver to each of the Holders of the Notes the following items:
(i)    a duly executed guaranty agreement (the “Subsidiary Guaranty”) in form and substance reasonably satisfactory to the Required Holder(s);
(ii)    a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and
(iii)    an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the Holders of the Notes satisfactory to the Required Holder(s), to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.
(b)    The holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of all Principal Credit Facilities and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration is given to any holder of Indebtedness of the Company for the purpose of such release, holders of the Notes shall receive equivalent consideration.
Section 9.9.    Books and Records.    The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
Section 9.10.    Additional Covenants.         If at any time the Company or any of its Subsidiaries shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which, in the aggregate together with any related Indebtedness, exceeds $25,000,000, which includes covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the holders of the Notes. Thereupon, if the Required Holder(s) shall request, upon notice to the Company, the Company and the holders of the Notes shall enter into an amendment to this Agreement or an additional agreement (as the Required Holder(s) may request), providing for substantially the same covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Required Holder(s).
Section 10.    Negative Covenants.
The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:
Section 10.1.    Indebtedness.        The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness created hereunder;
(b)Indebtedness existing on the December 18, 2007 and set forth in Schedule 10.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(c)Indebtedness owing to the Company;
(d)Guarantees of Indebtedness of the Company, provided that such Guarantees are also delivered with respect to this Agreement and the Notes and all agreements, opinions and other documents in connection therewith, as requested by the Required Holder(s) and in form and substance satisfactory to the Required Holder(s), are delivered to the Required Holder(s); and
(e)Indebtedness not otherwise permitted by this Section 10.1 that, together (without duplication) with Indebtedness secured by Liens created by the Company or any Subsidiary under Section 10.2(f), does not in the aggregate at any time outstanding exceed the greater of (i) $20,000,000 and (ii) 10% of Tangible Net Worth.
Section 10.2.    Limitation on Liens.         The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(f)Permitted Encumbrances;
(g)Liens on any property or asset of the Company or any Subsidiary existing on December 18, 2007 and set forth in Schedule 10.2; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on December 18, 2007 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(h)Liens on any asset existing at the time of the purchase or other acquisition thereof by the Company or any Subsidiary, provided that (i) any such Lien was not created in contemplation of such purchase or other acquisition and does not extend to any asset other than the asset so purchased or otherwise acquired and proceeds thereof, (ii) such purchase or other acquisition thereof and the Indebtedness secured by any such Lien is otherwise permitted hereunder and (iii) the outstanding principal amount of the Indebtedness secured thereby is not increased at any time;
(i)Liens on any asset of the Company or any Subsidiary securing Indebtedness permitted hereunder which is incurred to finance the acquisition of such asset, provided that (i) each such Lien shall be created substantially simultaneously with the acquisition of the related asset; (ii) each such Lien does not at any time encumber any asset other than the related asset financed by such Indebtedness; (iii) the principal amount of Indebtedness secured by each such Lien is not increased; and (iv) the principal amount of Indebtedness secured by each such Lien shall at no time exceed 100% of the original purchase price of such related asset at the time acquired;
(j)Liens on assets of Subsidiaries solely in favor of the Company as secured party and securing Indebtedness owing by a Subsidiary to the Company; and
(k)Liens not otherwise permitted by this Section 10.2 securing Indebtedness that, together (without duplication) with Indebtedness incurred or assumed by any Subsidiary under Section 10.1(e), does not in the aggregate at any time outstanding exceed the greater of (i) $20,000,000 and (ii) 10% of Tangible Net Worth; provided, however that no such Liens shall secure the obligations of the Company or any Subsidiary under any Principal Credit Facility.

Section 10.3.    Fundamental Changes.     The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, acquire any Person as a new Subsidiary, sell all or substantially all of its assets or acquire all or substantially all of the assets of any other Person, except for the following (each, a “Permitted Acquisition”):
(l)the Company and its Wholly-Owned Subsidiaries may merge with each other and the Company's Wholly-Owned Subsidiaries may sell all or substantially all of their assets to each other, provided that in any such merger involving the Company, the Company is the surviving Person; and
(m)the Company or any of its Subsidiaries may acquire (by merger or otherwise) any Person as a new Subsidiary or acquire all or substantially all the assets of any other Person (each, a “Proposed Target”); provided that:
(i)no Default or Event of Default exists or will result after giving effect to any such acquisition;
(ii)the Proposed Target is engaged in a business or activity reasonably related to the business of the Company and its Subsidiaries;
(iii)after giving effect to such acquisition, the Proposed Target shall be owned directly by the Company or shall become a Wholly-Owned Subsidiary, directly or indirectly, of the Company;
(iv)on a pro forma basis, as if the acquisition of the Proposed Target (and any related incurrence or assumption of Indebtedness) had occurred at the beginning of the most recently-ended four fiscal quarter period for which the Company has delivered financial statements under Section 7.1(a) or Section 7.1(b) that precedes the date on which such acquisition actually occurs, (A) the Leverage Ratio as of the Determination Date for such acquisition would not exceed the lesser of (1) 3.50 to 1 or (2) the maximum Leverage Ratio permitted under the Bank Credit Agreement for a similar purpose, and (B) the Company would be in compliance with the terms and conditions of this Agreement, which pro forma results for a Permitted Acquisition with a total purchase price (including assumed debt) exceeding $20,000,000 shall be evidenced by a certificate of a Senior Financial Officer of the Company setting forth reasonably detailed calculations demonstrating pro forma compliance with subclause (a) above and with Section 10.12; and
(v)the board of directors or other governing body of the Proposed Target shall have approved the acquisition and such acquisition shall be completed as a result of an arm's length negotiation (i.e., on a non-hostile basis).

Section 10.4.    Investments, Loans, Advances and Acquisitions.     The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:
(n)Permitted Investments;
(o)Investments, loans or advances made by the Company to any Wholly-Owned Subsidiary and made by any Subsidiary to the Company or any Subsidiary;
(p)Permitted Acquisitions; and
(q)Investments, loans or advances not otherwise permitted by this Section 10.4, but only if (i) no Default or Event of Default exists or will result after giving effect to any such investment, loan or advance and (ii) on a pro forma basis, as if such investment, loan or advance (and any related incurrence or assumption of Indebtedness) had occurred at the beginning of the most recently-ended four fiscal quarter period for which the Company has delivered financial statements under Section 7.1(a) or Section 7.1(b) that precedes the Determination Date for such investment, loan or advance, the Leverage Ratio as of such Determination Date would not exceed the lesser of (1) 3.50 to 1 or (2) the maximum Leverage Ratio permitted under the Bank Credit Agreement for a similar purpose.
Section 10.5.    Swap Agreements.     The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
Section 10.6.    Restricted Payments.         The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(r) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(s)Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(t)the Company may make the following Restricted Payments with respect to its Equity Interests in each case so long as no Default or Event of Default exists or would be caused thereby:
(i)Restricted Payments during fiscal year 2011 in an aggregate amount not to exceed $20,000,000; provided, however, that the Company shall not make any Restricted Payment in fiscal year 2011 that, when aggregated with all other Restricted Payments made by the Company in such fiscal year, exceeds $10,000,000 if, on a pro forma basis, assuming such Restricted Payment (and any related incurrence of Indebtedness) had occurred at the beginning of the most recently-ended four fiscal quarter period for which the Company has delivered financial statements under Section 7.1 (a) or Section 7.1(b) that precedes the Determination Date for such Restricted Payment, the Leverage Ratio as of such Determination Date would be equal to or greater than 2.5 to 1; and
(ii)Restricted Payments during fiscal year 2012; provided, however, that the Company shall not make any Restricted Payment in fiscal year 2012 that, when aggregated with all other Restricted Payments made by the Company in such fiscal year, exceeds $10,000,000 if, on a pro forma basis, assuming such Restricted Payment (and any related incurrence of Indebtedness) had occurred at the beginning of the most recently-ended four fiscal quarter period for which the Company has delivered financial statements under Section 7.1(a) or Section 7.1(b) that precedes the Determination Date for such Restricted Payment, the Leverage Ratio as of such Determination Date would be equal to or greater than the lesser of (1) 3.50 to 1 or (2) the maximum Leverage Ratio permitted under the Bank Credit Agreement for a similar purpose.
(iii)Restricted Payments during fiscal year 2013 and each fiscal year thereafter; provided, however, that the Company shall not make any Restricted Payment in fiscal year 2013 or any fiscal year thereafter that, when aggregated with all other Restricted Payments made by the Company in such fiscal year, exceeds $10,000,000 if, on a pro forma basis, assuming such Restricted Payment (and any related incurrence of Indebtedness) had occurred at the beginning of the most recently-ended four fiscal quarter period for which the Company has delivered financial statements under Section 7.1(a) or Section 7.1(b) that precedes the Determination Date for such Restricted Payment, the Leverage Ratio as of such Determination Date would be greater than or equal to 3.50 to 1.
Section 10.7.    Transactions with Affiliates.         The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 10.6.

Section 10.8.    Restrictive Agreements.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or (c) the ability of any Subsidiary to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 10.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) clauses (a) and (c) of the foregoing shall not apply to restrictions and conditions contained in any Indebtedness in excess of $25,000,000 in aggregate amount on the date of incurrence or issuance of such Indebtedness and permitted hereunder and shall not apply to restrictions or conditions contained in any lending commitment for Indebtedness in excess of $25,000,000 in aggregate amount and permitted hereunder, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
Section 10.9.    Disposition of Assets.        The Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms, sales of scrap or obsolete material or equipment and sales of fixed assets the proceeds of which are used to purchase other property of a similar nature of at least equivalent value within 180 days of such sale, provided, however, that this Section 10.9 shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if (i) the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of shall be less than, in any fiscal year of the Company, fifteen percent (15%) of the aggregate book value of the Consolidated Total Assets as of the end of the immediately preceding fiscal year, and (ii) immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing, and provided, further, that this Section 10.9 shall not prohibit any such sale or other disposition of a Dealer Subsidiary so long as (a) the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all such dispositions of Dealer Subsidiaries, excluding any dispositions of Dealer Subsidiaries permitted under clause (i) of this Section 10.9, in any fiscal year shall not exceed 5% of the aggregate book value of the Consolidated Total Assets as of the end of the immediately preceding fiscal year, and (b) both before and immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing.

Section 10.10.    Change in Business.         The Company shall not and shall not permit its Subsidiaries to engage, either directly or indirectly through Affiliates, in any business substantially different from the business of the Company or the applicable Subsidiary as of December 18, 2007; provided, however, that the Company and its Subsidiaries may engage in any business reasonably related, ancillary or complimentary to the business in which they are engaged as of December 18, 2007.
Section 10.11.    Leverage Ratio.    The Company will not permit the Leverage Ratio to exceed 3.5 to 1.0 as of the end of any fiscal quarter; provided, however, that the Company may elect (the “Step-Up Election”) to increase the maximum Leverage Ratio permitted by this Section 10.11 to 4.0 to 1.0 for four consecutive fiscal quarter end dates (or, such shorter period as the Company may elect pursuant to the immediately following proviso) by providing a written notice (the “Step-Up Election Notice”) to the Holders of such Step-Up Election prior to the Company's filing with the SEC its Annual Report on Form 10-K or Quarterly Report on Form 10-Q for the fiscal period ending on the first fiscal quarter end date for which the Step-Up Election is to take effect; provided, however, that the Company may elect to terminate the Step-Up Election as of the second or third fiscal quarter end date for which the Step-Up Election is in effect by providing a written notice (the “Step-Up Termination Notice”) to the Holders of such election prior to the Company's filing with the SEC its Annual Report on Form 10-K or Quarterly Report on Form 10-Q for the fiscal period ending on such date; and provided, further however, that the Company pays the Additional Interest pursuant to Section 1.2. The Company may make only one Step-Up Election. Upon the expiration or early termination of the Step-Up Election, the maximum Leverage Ratio permitted by this Section 10.11 shall revert to 3.5 to 1.0.
Section 10.12.    Interest Coverage Ratio.     The Company will not permit the Interest Coverage Ratio to be less than 4.0 to 1.0 as of the end of any fiscal quarter.
Section 10.13.    Debt Prepayments.     The Company shall not (x) pay any scheduled payment prior to the due date thereof as in effect on the date hereof, or prepay any principal, premium, interest or any other amount (including sinking fund payments), with respect to any 2007 Senior Notes; (y) redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any 2007 Senior Notes prior to the due date thereof as in effect on the date hereof; or (z) make any payment or deposit any monies, securities or other property with any trustee or other Person with respect to any 2007 Senior Notes that has the effect of violating clause (x) or (y) above (any of the foregoing, a “2007 Senior Notes Prepayment”), unless:
(u)no Default or Event of Default exists or will result after giving effect to any such 2007 Senior Notes Prepayment;
(v)the Leverage Ratio as of the Determination Date, but immediately before giving effect to such 2007 Senior Notes Prepayment, is less than the lesser of (1) 3.50 to 1 or (2) the maximum Leverage Ratio permitted under the Bank Credit Agreement for a similar purpose, as evidenced by a certificate of a Senior Financial Officer of the Company setting forth reasonably detailed calculations of the Leverage Ratio immediately before giving effect to such 2007 Senior Notes Prepayment;
(w)after giving effect to such 2007 Senior Notes Prepayment, the aggregate amount of Available Unused Commitments (as defined in the Bank Credit Agreement, as in effect on the date hereof) of all Bank Lenders is at least $100,000,000; and
(x)all of the Public Debt Securities shall have been repaid in full prior to the date of such Senior Notes Prepayment.

Section 10.14.    Terrorism Sanctions Regulations.    The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.
Section 11.    Events of Default
If any of the following events (“Events of Default”) shall occur:
(y)the Company shall fail to pay any principal of any Note or Make-Whole Amount, if any, on any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(z)the Company shall fail to pay any interest (including any Additional Interest) on any Note or any fee or any other amount (other than an amount referred to in clause (a) of this Section 11) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(aa)any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary Guarantor in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(ab)the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 7.1(d), 7.1(e), 7.1(f) or  9.5 (with respect to the Company's or any Subsidiary Guarantor's existence) or in Section 10 (other than Section 10.7);
(ac)the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 11) or any other Transaction Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from any holder to the Company;
(ad)the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);
(ae)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness permitted by this Agreement that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(af)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(ag)the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(ah)the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(ai)one or more judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $5,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;
(aj)(i) an ERISA Event shall have occurred that, in the opinion of the Required Holder(s), when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; (ii) the Company or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that, in the opinion of the Required Holder(s), when taken together with all other such events or conditions, if any, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $1,000,000; or (iii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code (or, for years in which the PPA applies to any Plan, Section 430(k) of the Code) or under ERISA; or
(ak)Any Transaction Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Transaction Document, or the Company or any Subsidiary shall deny that it has any further liability under any Transaction Document to which it is a party, or shall give notice to such effect.

Section 12.    Remedies on Default, Etc
Section 12.1.    Acceleration.         (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 has occurred, all the Notes then outstanding shall automatically become immediately due and payable and the Facility shall automatically terminate.
(b)    If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.
(c)    If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.
Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies.    If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.    Rescission.    At any time after the Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc.         No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.
Section 13.    Registration; Exchange; Substitution of Notes
Section 13.1.    Registration of Notes.         The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes.     Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.
The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.
Section 13.3.    Replacement of Notes.         Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.    Payments on Notes
Section 14.1.    Place of Payment.    Subject to Section 14.2, payments of principal, Make-Whole Amount and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, National Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.    Home Office Payment.     So long as any Purchaser or such Purchaser's nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount and interest by the method and at the address specified for such purpose for such Purchaser in its Confirmation of Acceptance or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or such Person's nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note.
Section 15.    Expenses, Etc
Section 15.1.    Transaction Expenses.         Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses of a special counsel for the Purchasers. If the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys' fees) incurred by each Purchaser and each other holder of a Note in connection with enforcements of rights hereunder or any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Transaction Documents, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser, and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.    Survival.    The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
Section 16.    Survival of Representations and Warranties; Entire Agreement
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any such Note or portion thereof or interest therein and the payment of any Note may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of any such Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17.    Amendment and Waiver
Section 17.1.    Requirements.        This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holder(s), except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 1.1 or 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (if such change results in a decrease in the interest rate) or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
Section 17.2.    Solicitation of Holders of Notes
(a)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.    Binding Effect, Etc.        Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note or any other Transaction Documents shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 17.4.    Notes Held by Company, Etc.         Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any other Transaction Documents, or have directed the taking of any action provided herein or in the Notes or any other Transaction Documents to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.    Notices
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (with charges prepaid), or (c) by posting to IntraLinks® or a similar service reasonably acceptable to the Required Holders if the sender on the same day sends or causes to be sent notice of such posting by email or in accordance with clause (a) or (b) above. Any such notice must be sent:
(i)    if to Prudential or a Purchaser or such Purchaser's nominee, to Prudential or such Purchaser or such Purchaser's nominee at the address or, in the case of clause (c) above, the email address, specified for such communications, in the case of Prudential, in the Purchaser Schedule attached hereto, or, in the case of any Purchaser, in such Purchaser's Confirmation of Acceptance or at such other address or email address as such Purchaser or such Purchaser's nominee shall have specified to the Company in writing pursuant to this Section 18;
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to the Company, the Company at its address or email address set forth at the beginning hereof to the attention of Chief Financial Officer, with copies to the Treasurer, the Assistant Treasurer and the General Counsel, or at such other address or email address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile transmission terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile transmission terminal as the party receiving the information shall have specified in writing to the party sending such information, and in the case of an email communication, the PDF attachment to such email communication is signed by an Authorized Officer of the party conveying the information, such email is addressed to the attention of an Authorized Officer of the party receiving the information, and such email is in fact received at the email address which is listed for the Authorized Officer of the party receiving the communication in the Information Schedule or at such other email address as the party receiving the information shall have specified in writing to the party sending such information.

Section 19.    Reproduction of Documents
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20.    Confidential Information
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser's behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser's directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser's Notes), (ii) such Purchaser's financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser's investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's Notes, the Subsidiary Guaranty and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
Section 21.    Substitution of Purchaser
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22.    Miscellaneous
Section 22.1.    Successors and Assigns.     All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 22.2.    Payments Due on Non-Business Days.    Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3.    Accounting Terms.         All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP; provided that, if (a) the Company elects to change its accounting practices during the term of this Agreement from those used in the preparation of the annual financial statements for the fiscal year ended May 31, 2008, or (b) GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a materially different manner or with materially different components, then the Company and the Required Holder(s) agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Company's financial condition to substantially the same criteria as were effective prior to such change by the Company or in GAAP; provided, however, that, until the Company and the Required Holder(s) so amend this Agreement, all such covenants shall be calculated in accordance with the accounting practices or GAAP as in effect immediately prior to such change (“Static GAAP”). During any period that compliance with any covenants shall be determined pursuant to Static GAAP, the Company shall include reconciliations in reasonable detail between GAAP (including the relevant accounting change) and Static GAAP with respect to the applicable compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2 during such period. Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with GAAP, for purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness (other than items described in clause (m) thereof) using fair value (as permitted by Accounting Standards Codification 820-12, formerly known as Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made. For purposes of calculating the Leverage Ratio and the Interest Coverage Ratio, any Acquisition or any sale or other disposition outside the ordinary course of business by the Company or any of its Subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $1,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated, shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Required Holder(s).
Section 22.4.    Severability.         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.5.    Construction.         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
Section 22.6.    Counterparts.         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.7.    Governing Law.     This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.8.    Jurisdiction and Process; Waiver of Jury Trial.     (a) The Company irrevocably submits to the non-exclusive jurisdiction of any Illinois State or federal court sitting in Cook County, in the City of Chicago, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9.    Transaction References.    The Company agrees that Prudential may (i) refer to its role in establishing the Facility, as well as the identity of the Company the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company's corporate logo in conjunction with any such reference.
* * * * *

When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company, on one hand, and Prudential, on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

Herman Miller, Inc.

By
Name:
Title:
This Agreement is hereby
accepted and agreed to as
of the date thereof.
Prudential Investment Management, Inc.

By:    _______________________________
Vice President

1

PURCHASER SCHEDULE

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
(1)All payments to Prudential shall be made by wire transfer of immediately available funds for credit to:
JPMorgan Chase Bank
New York, New York
ABA No.: 021-000-021
Account No.: 304232491
Account Name: PIM Inc. - PCG

(2)Address for all notices relating to payments:
Prudential Investment Management, Inc.
c/o The Prudential Insurance Company of America
Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, New Jersey 07102-4077

Attention: Manager

(3)Address for all other communications and notices: Prudential Investment Management, Inc. c/o Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601
(4)Recipient of telephonic prepayment notices: Manager, Trade Management Group Telephone: (973) 367-3141 Facsimile: (800) 224-2278
(5)Tax Identification No.: 22-2540245

A-2

Information Schedule
(to Private Shelf Agreement)
INFORMATION SCHEDULE
Authorized Officers for Prudential and Prudential Affiliates

P. Scott von Fischer
Managing Director
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4225
Facsimile: (312) 540-4222
Email: scott.vonfischer@prudential.com

Marie L. Fioramonti
Managing Director
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4233
Facsimile: (312) 540-4222
Email: marie.fioramonti@pricoacapital.com

Paul G. Price
Managing Director
Central Credit
Prudential Capital Group
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102

Telephone: (973) 802-9819
Facsimile: (973) 802-2333
Email: paulg.price@prudential.com

William S. Engelking
Senior Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4214
Facsimile: (312) 540-4222
Email: william.engelking@prudential.com

Julia B. Buthman
Senior Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4237
Facsimile: (312) 540-4222
Email: julia.buthman@prudential.com

G. Anthony Coletta
Senior Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4226
Facsimile: (312) 540-4222
Email: anthony.coletta@prudential.com

Tan Vu Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-5437 Facsimile: (312) 540-4222 Email: tan.vu@prudential.com	James J. McCrane Vice President Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-4222 Facsimile: (973) 624-6432 Email: james.mccrane@prudential.com
Charles J. Senner Director Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-6660 Facsimile: (973) 624-6432 Email: charles.senner@prudential.com	Dianna D. Carr Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4224 Facsimile: (312) 540-4222 Email: dianna.carr@prudential.com
David S. Quackenbush
Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4222
Facsimile: (312) 540-4245
Email: david.quackenbush@prudential.com
Joshua Shipley Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4220 Facsimile: (312) 540-4222 Email: joshua.shipley@prudential.com

Authorized Officers for the Company

Brian c. Walker President and CEO Herman Miller, Inc. 855 East Main Avenue P.O. Box 302 Zeeland, Michigan 49464-0302 Telephone: (616) 654-8589 Facsimile: (616) 654-5546 Email: Brian_Walker@hermanmiller.com
Gregory J. Bylsma
EVP, Chief Financial Officer
Herman Miller, Inc.
855 East Main Avenue
P.O. Box 302
Zeeland, Michigan 49464-0302

Telephone: (616) 654-7578
Facsimile: (616) 654-7585
Email: Greg_Bylsma@hermanmiller.com

Jeffrey Stutz
Vice President of Investor Relations &
 Treasurer
Herman Miller, Inc.
855 East Main Avenue
P.O. Box 302
Zeeland, Michigan 49464-0302

Telephone: (616) 654-8538
Facsimile: (616) 654-7218
Email: Jeff_Stutz@hermanmiller.com

Robyn Hofmeyer
Corporate Controller
Herman Miller, Inc.
855 East Main Avenue
P.O. Box 302
Zeeland, Michigan 49464-0302

Telephone: (616) 654-5442
Facsimile: (616) 654-7218
Email: Robyn_Hofmeyer@hermanmiller.com

Schedule A
(to Private Shelf Agreement)
Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acceptance” is defined in Section 2(e).
“Acceptance Day” is defined in Section 2(e).
“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2(d), the time period designated by Prudential in such interest rate quote, or orally when such quote is delivered orally, as the time period during which the Company may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 5 minutes after the time Prudential shall have provided such interest rate quotes to the Company.
“Accepted Note” is defined in Section 2(e).
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.
“Additional Interest” is defined in Section 1.2.
“Administrative Agent” means Wells Fargo Bank, N.A. in its capacity as administrative agent under the Bank Credit Agreement, together with its successors and assigns in such capacity.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager.
As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means the Private Shelf Agreement, dated as of December 14, 2010, among the Company, on one hand, and Prudential and each Prudential Affiliate that becomes a party thereto, on the other hand, as amended from time to time.
“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
“Authorized Officer” shall mean (i) in the case of the Company, any Senior Financial Officer, its chief executive officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, as such Information Schedule and Officer's Certificate may be amended in writing from time to time and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential's Authorized Officers or a lawyer in Prudential's law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliates and whom the Company in good faith believes to be an Authorized Officer or Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.
“Available Facility Amount” is defined in Section 2(a)(i).
“Bank Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 23, 2009 by and among the Company, certain Subsidiaries of the Company named therein, Wells Fargo Bank, National Association, as administrative agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof which constitute the primary bank credit facility of the Company and its Subsidiaries.
“Bank Credit Agreement Amendment” is defined in Section 4.10.
“Bank Lenders” means the banks and financial institutions party to the Bank Credit Agreement.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or committee to which functions of the board of directors have been formally delegated; (b) with respect to a limited liability company, the board of managers of the company or such managers or committee to which functions of the board of managers have been formally delegated; (c) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.
“Business Day” means any day other than (i) a Saturday, a Sunday, (ii) a day on which commercial banks in New York, New York are required or authorized to be closed and (iii) for purposes of Section 2(c) hereof only, a day on which Prudential is not open for business.
“Cancellation Date” is defined in Section 2(g)(iv).
“Cancellation Fee” is defined in Section 2(g)(iv).
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” is defined in Section 8.7(f).
“Control Event” is defined in Section 8.7(g).
“Closing Day” means with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.2, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2(g)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” means Herman Miller, Inc., a Michigan corporation.
“Confidential Information” is defined in Section 20.
“Confirmation of Acceptance” is defined in Section 2(e).
“Confirmation of Subsidiary Guaranty” is defined in Section 4.11.
“Consolidated EBITDA” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period, plus, to the extent deducted from revenues in determining such net income, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) depreciation, (d) amortization, (e) other non-cash expenses, including non-cash, share-based compensation deducted from net income in accordance with SFAS 123(R), (f) non-recurring costs or expenses incurred in connection with a restructuring or permitted merger or acquisition (in each case, with the written consent of the Required Holder(s), which shall not be unreasonably withheld), (g) non-cash charges related to settlement accounting under the Company's pension plans, so long as such non-cash charges are added back in the calculation of Consolidated EBITDA under the Bank Credit Agreement for a similar purpose and (h) extraordinary non-cash losses incurred other than in the ordinary course of business, minus, to the extent included in such net income, extraordinary gains realized other than in the ordinary course of business, all as determined in accordance with GAAP and calculated for the Company and its Subsidiaries on a consolidated basis.
“Consolidated Indebtedness” means, as of any date, the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis.
“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Total Assets” means, as of any date, the total assets of the Company and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Company as of such date.
“Dealer Subsidiary” means a Subsidiary which limits its operations to dealing in the Company's products and has no assets unrelated to such operations.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means with respect to the Notes of any Series that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series.
“Delayed Delivery Fee” is defined in Section 2(g)(iii).
“Determination Date” means (a) for purposes of Section 10.3(c)(iv) with respect to any acquisition, the date such acquisition closes, (b) for purposes of Section 10.4(d) with respect to any investment, loan or advance, the date such investment, loan or advance is made, (c) for purposes of Section 10.6(c)(ii) or 10.6(c)(iii) with respect to any Restricted Payment, the date such Restricted Payment is made and (d) for purposes of Section 10.13(b) with respect to any 2007 Senior Notes Prepayment, the date on which such 2007 Senior Notes Prepayment is made.
“Disclosure Documents” is defined in Section 5.3.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.
“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in United States Dollars, such amount, and (b) with respect to any amount in any currency, other than United States Dollars, the equivalent in United States Dollars of such amount, determined by Prudential using the Exchange Rate with respect to such currency at the time in effect at the time of determination.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived (or, for years in which funding requirements are governed by the PPA, any failure to satisfy the applicable minimum funding standards under Section 412(a)(2) of the Code or Section 302(a)(2) of ERISA, whether or not waived); (c) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA (or, for years in which the PPA applies to any Plan, Section 412(c) of the Code or Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into United States Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Prudential and the Company, or, in the absence of such agreement, Prudential may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Facility” is defined in Section 2(a)(i).
“Form 10-Q” is defined in Section 7.1(a).
“Form 10-K” is defined in Section 7.1(b).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means
(a) the government of
(i)     the United States of America or any state or other political subdivision thereof, or
(ii)     any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which has jurisdiction over any properties of the Company or any Subsidiary, or
(b)     any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Government Obligations” shall mean direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matched the duration of such Accepted Note.
“Herman Miller Exposure” means, at any time, the aggregate principal amount of (i) Notes, 2007 Senior Notes or other debt obligations of the Company outstanding at such time held by Prudential Financial Entities (other than Notes, 2007 Senior Notes or such other promissory notes of the Company held for separate accounts), and (ii) Accepted Notes which Prudential Financial Entities have agreed to purchase but which have not been purchased at such time (other than Accepted Notes to be purchased for separate accounts).
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) all Off-Balance Sheet Liabilities of such Person, (l) all obligations under any Disqualified Stock of such Person and (m) the Net Mark-to-Market Exposure of such Person under Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of any Person shall not include (i) leases under which such Person is lessee that are true operating leases or (ii) such Person's obligations under performance bonds
“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
“Interest Expense” means, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any person other than the Company or a Wholly-Owned Subsidiary and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Company and the Subsidiaries with respect to Swap Agreements.
“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of Consolidated EBITDA to Consolidated Interest Expense, as calculated for the four consecutive fiscal quarters of the Company then ending.
“Issuance Fee” is defined in Section 2(h)(ii).
“Issuance Period” is defined in Section 2(b).
“Knowledge” means the actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such Knowledge relates.
“Leverage Ratio” means, as of the applicable Determination Date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA, as calculated for the most recently-ended four fiscal quarter period for which the Company has delivered financial statements under Section 7.1(a) or Section 7.1(b). For purposes of calculating the Leverage Ratio, (i) Consolidated Indebtedness shall not include the success fee (the “Success Fee”) incurred by the Company in connection with Project Offshore (but only to the extent that such fee does not exceed $25,000,000) and shall not include the contingent value right (the “CVR”) granted by the Company in connection with Project Offshore (but only to the extent that obligations owing by Company in connection with such right do not exceed $25,000,000) and (ii) the amount of any loss or gain resulting from any change in the amount of the Success Fee or the CVR in any applicable period shall be added to (in the case of any loss) or deducted from (in the case of any gain), as the case may be, the net income (or loss) of the Company and its Subsidiaries for purposes of calculating Consolidated EBITDA for such period; provided, however, that such addition or deduction shall be without duplication of any addition to or deduction from net income (or loss) described in clauses (a) through (g) of the definition of “Consolidated EBITDA” and shall be made only to the extent the amount of such loss or gain was included in the calculation of the net income (or loss) of the Company and its Subsidiaries for such period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Make-Whole Amount” shall have the meaning set forth in Section 8.6 with respect to any Note.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under any Transaction Document or (c) the rights of or benefits available to the holders under any Transaction Document.
“Material Indebtedness” means Indebtedness (other than the Indebtedness evidenced by the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding the Dollar Equivalent of $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time
“Moody's” shall mean Moody Investors Service, Inc.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreements as of the date of determination (assuming the Swap Agreements were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreements as of the date of determination (assuming such Swap Agreements were to be terminated as of that date).
“Notes” is defined in Section 1.1.
“Off-Balance Sheet Liability” of a Person means (a) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (b) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (c) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase or (d) any other transaction (excluding operating leases for purposes of this clause (d)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Required Holder(s).
“Officer's Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Acquisitions” is defined in Section 10.3.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not delinquent or are being contested in compliance with Section 9.4;
(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 9.4;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 11(k); and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means any investment that would qualify as cash equivalents under GAAP and any other investments permitted by Company's investment policy as of December 18, 2007.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PPA” means the Pension Protection Act of 2006.
“Principal Credit Facility” means (i) the Bank Credit Agreement, (ii) the 2007 Note Purchase Agreement and the 2007 Senior Notes, or (iii) any other credit facility or agreement under which there is outstanding Indebtedness of the Company or any Subsidiary in an aggregate amount of $10,000,000 or more or commitments therefor.
“Project Offshore” means the Acquisition by the Company of Nemschoff Chairs, LLC which occurred on June 24, 2009.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Proposed Target” is defined in Section 10.3(c).
“Prudential” is defined in the introduction hereof.
“Prudential Financial Entity” shall mean Prudential Financial, Inc. and any other corporation or entity controlling, controlled by, or under common control with Prudential Financial, Inc.. For purposes of this definition the terms “ control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation's or other entity's voting securities or interests.
“Public Debt Securities” means the Company's debt securities due March 15, 2011.
“Purchasers” is defined in the introduction hereof.
“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.
“Qualified Institutional Buyer” means any Person who is a qualified institutional buyer within the meaning of such term as set forth in Rule 144(a)(1) under the Securities Act.
“Rescheduled Closing Day” is defined in Section 3.2.
“Request for Purchase” is defined in Section 2(c).
“Required Holder(s)” means, at any time, the holders of not less than 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).
“Responsible Officer” means the chief executive officer of the Company, any Senior Financial Officer, the chief legal officer of the Company and any other officer of the Company with responsibility for the administration of the activities that are addressed by the relevant portion of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“S&P” means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Step-Up Election” is defined in Section 10.11.
“Step-Up Election Notice” is defined in Section 10.11.
“Step-Up Termination Notice” is defined in Section 10.11.
“Structuring Fee” is defined in Section 2(g)(i).
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means each Subsidiary which is party to the Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a) of this Agreement.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Tangible Net Worth” means, as of any date of determination, the stockholders' equity of the Company as of such date minus the Company's intangible assets as of such date, in each case determined on a consolidated basis in accordance with GAAP
“Transaction Document” means this Agreement, the Notes, any Subsidiary Guaranty, any Confirmation of Guaranty and any other agreements or instruments executed in connection herewith at any time.
“2007 Note Purchase Agreement” means the Note Purchase Agreement dated as of December 18, 2007 by and among the Company and the purchasers listed on Schedule A attached thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof.
“2007 Senior Notes” means the Company's Series A Senior Notes due January 3, 2015 and Series B Senior Notes due January 3, 2018.
“2007 Senior Notes Prepayment” is defined in Section 10.13 of this Agreement.
“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except directors' qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise clearly requires, any reference to a “Wholly-Owned Subsidiary” is a reference to a Wholly-Owned Subsidiary of the Company.

Schedule 5.4(a)
(to Private Shelf Agreement)
Organization and Ownership of Shares of Subsidiaries; Affiliates

Parent Company	State of Incorporation
Herman Miller, Inc. 855 East Main Avenue PO Box 302 Zeeland, Michigan 49464	Michigan

Officers and Position	Board of Directors	Term Expiration
James Christenson, Sr. VP Legal, Secretary	Michael A. Volkema, Chairman	2013
Don Goeman, EVP, Research, D&D	Lord Brian Griffiths	2011
Steve Gane, Sr. VP, President Geiger International	Douglas French	2012
Ken Goodsen, SVP Oper.	Mary Vermeer Andringa	2011
Andrew Lock, EVP International	J. Barry Griswell	2011
Gregory Bylsma, EVP, Chief Financial Officer	John R. Hoke III	2012
Curt Pullen, EVP, President North America	James Kackley	2012
Elizabeth A. Nickels, EVP, Pres HM Healthcare	Dorothy A. Terrell	2013
Kathleen Koch, Sr.VP Marketing, Facilities	Dr. David Ulrich	2013
Jeffrey Stutz, VP Investor Relations & Treasurer	Mark Nemschoff	2011
Brian C. Walker, Pres & CEO	Brian C. Walker	2011
Bruce Benedict Watson, Exec. Creative Director

Entity	Ownership	State or Country of Corp.
844782 Ontario, Inc.	Herman Miller, Inc. 100%	Canada
Brandrud Furniture, Inc.	Nemschoff Chairs, Inc. 100%	Washington
Colebrook Bosson Saunders, Inc.	Herman Miller, Inc. 100%	Michigan
Colebrook Bosson Saunders, Ltd.	Herman Miller, Inc. 100%	UK
Colebrook Bosson Saunders, Pty. Ltd.	Herman Miller, Inc. 100%	Australia
Convia, Inc. (fka HMI Purple, Inc.)	Herman Miller, Inc. 99%, other 1%	Delaware
Coro Acquisition Corporation - California	Herman Miller, Inc. 100%	Michigan
Federal Solutions, LLC	Herman Miller, Inc. 100%	Wisconsin
Geiger International, Inc.	Herman Miller, Inc. 100%	Delaware
Herman Miller (Aust.) PTY LTD	Herman Miller, Inc. 100%	Australia
Herman Miller (Ningbo) Furniture Co., Ltd.	Herman Miller, Inc. 100%	China
Herman Miller (Shanghai) Commercial and Trading Co., Ltd.	Herman Miller, Inc. 100%	PRC

Entity	Ownership	State or Country of Corp.
Herman Miller Accessories, LLC	Herman Miller, Inc. 100%	Delaware
Herman Miller Asia Pte. Ltd.	Herman Miller, Inc. 100%	Singapore
Herman Miller B.V.	Herman Miller, Ltd. 100%	Netherlands
Herman Miller Canada, Inc.	Herman Miller, Inc. 100%	Canada
Herman Miller Deutschland	Herman Miller, Inc. 100%	Michigan
Herman Miller do Brasil, Ltda.	Herman Miller, Inc. 80%Herman Miller Liquidating 20%	Brazil
Herman Miller Furniture (India) Pvt. Ltd.	Herman Miller Asia Pted. Ltd. 99.99% Herman Miller Ltd. .01%	India
Herman Miller Global Customer Solutions (Hong Kong), Inc.	Herman Miller, Inc. 50% Herman Miller, Ltd. 50%	Hong Kong
Herman Miller Global Customer Solutions, Inc.	Herman Miller, Inc. 100%	Michigan
Herman Miller Holdings Limited	Herman Miller, Inc. 100%	England and Wales
Herman Miller Japan, Ltd.	Herman Miller, Inc. 100%	Japan
Herman Miller Limited	Herman Miller, Inc. 100%	United Kingdom
Herman Miller Mexico SA de CV	Hermiri de SA de CV 99.1% Herman Miller, Inc. 00.9%	Mexico, D.F.
Herman Miller OP Spectrum Holdings, Inc.	Herman Miller, Inc. 100%	Michigan
Herman Miller Servicios S. de R.L. de C.V.	Hermiri de SA de CV 99.1% Herman Miller, Inc. 00.9%	Mexico, D.F.
Herman Miller Zeeland, Inc.	Herman Miller, Inc. 100%	Michigan
Hermiri de SA de CV	Herman Miller, Inc. 74.35% HM Delaware 25.63% 0.01% James Christenson	Mexico
HM Delaware LLC	Herman Miller Inc. 100%	Delaware
HMI Bell, Inc.	Convia, Inc. 100%	Delaware
HMI Liquidating Company	Herman Miller, Inc. 100%	Michigan
HMI Oregon Dealership, Inc.	Herman Miller, Inc. 100%	Michigan
Integrated Metal Technologies, Inc.	Herman Miller, Inc. 100%	Michigan
Jubilee Foundation - (a/k/a Herman Miller Foundation)	Herman Miller, Inc. 100%	Michigan
Meridian, Inc.	Herman Miller, Inc. 100%	Michigan
Milsure Insurance, Ltd.	Herman Miller, Inc. 100%	Barbados, West Indies
Nemschoff Chairs, Inc.	Herman Miller, Inc. 100%	Wisconsin
Nemschoff Distribution, LLC	Nemschoff Chairs, Inc. 100%	Wisconsin
Office Pavillion South Florida, Inc.	Herman Miller, Inc.	Florida
OP Ventures of Texas, Inc.	Herman Miller, Inc.	Texas
OP Ventures, Inc.	Herman Miller, Inc.	Colorado

Schedule 5.4(d)
(to Private Shelf Agreement)

Organization and Ownership of Shares of Subsidiaries; Affiliates

The Company's Subsidiaries organized under the laws of the countries of China, Brazil and India are subject to restrictions on the ability to pay dividends and other similar distribution of profits by virtue of currency exchange control measures, corporate law and other legal prohibitions.

Schedule 5.11
(to Private Shelf Agreement)
Licenses, Permits, Etc.

None.

Schedule 5.15(c)
(to Private Shelf Agreement)

Existing Debt; Future Liens

The following agreements evidencing Indebtedness have specific limitations or restrictions imposed:
2007 Note Purchase Agreement (2007 Senior Notes)
Bank Credit Agreement

Schedule 10.1
(to Private Shelf Agreement)
Indebtedness

None.

Limitation on Liens

Liens on property of the Company and Subsidiaries are:
UCC LIEN SEARCH SCHEDULE

DEBTOR: Herman Miller, Inc.

Schedule 10.2
(to Private Shelf Agreement)

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
KeyCorp Leasing, a Division of Key Corporate Capital, Inc.	D781947	6/5/2001	2005209705-7 12/6/05	N/A	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contracts
Key Municipal Finance, a Division of Key Corp. Capital	D803298	8/3/2001	2006025060-9 2/8/06	2006090440-4 5/17/06 2006090441-6 5/17/06	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contracts
Key Federal Finance, a Division of Key Corp. Capital Inc.	D860605	1/9/2002	2006200557-5 12/4/06	N/A	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contracts
Key Federal Finance, a Division of Key Corp. Capital Inc.	D860606	1/9/2002	2006200536-1 12/4/06	N/A	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contracts
Key Federal Finance, a Division of Key Corporate Capital, Inc.	D913753	5/21/2002	2007041809-9 3/15/07	N/A	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contracts
Key Federal Finance, a Division of Key Corporate Capital, Inc.	2003048813-7	3/13/2003	2007196449-1 12/15/07	N/A	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contracts
Wells Fargo Equipment Finance, Inc.*	2004006775-7	1/12/2004	2008150579-4 09/29/08	N/A	Lease of Specific Equipment Listed
Greater Bay Bank N.A.*	2004189720-2	9/27/2004	2009049641-5 4/02/09	2009047950-8 4/01/09	Specific Equipment that is Leased
General Electric Capital Corporation*	2005163485-4	9/19/2005	2010067057-1 5/17/10	N/A	Specific Equipment Listed
* Precautionary UCC filing relating to operating leases.

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
Seaway National Bank*	2006018337-7	1/27/2006	N/A	2006115817-3 6/29/06 Assignment to: Seaway National Bank 2006115818-5 6/29/06 Assignment to:CSI Leasing, Inc. 2009069892-0 05/17/10	Specific Equipment that is Leased
CSI Leasing, Inc.*	2006071615-2	4/20/2006	N/A	2006128903-1 7/24/06 Assignment to: Seaway National Bank 2006128905-5 7/24/06 Assignment to: CSI Leasing, Inc. 2007103730-7 6/29/07	Specific Equipment that is Leased
Key Government Finance, Inc.	2006077438-2	4/28/2006	N/A	N/A	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contract
U.S. Bancorp Equipment Finance, Inc.* Star Truck Rentals, Inc.	2006103293-7	6/8/2006	N/A	N/A	Specific Equipment Listed
Banc of America Leasing & Capital, LLC*	2007052051-5	4/3/2007	N/A	N/A	Rights under Software License Agreement
Braun Machinery Co., Inc.*	2007075800-1	5/10/2007	N/A	N/A	Specific Equipment Listed
CS Tool Engineering, Inc.*	2007103780-2 JIMDI Plastics, Inc. listed as Debtor and Herman Miller listed as Additional Debtor	6/29/2007	N/A	N/A	Specific Equipment Listed
* Precautionary UCC filing relating to operating leases.

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
Key Government Finance, Inc.	2007106872-0	7/5/2007	N/A	N/A	Filing in connection with the transfer, sale & assignment of all right, title & interest in and to rental payments and other amounts under contract
Braun Machinery Co., Inc.*	2007169253-3	10/29/2007	N/A	N/A	Specific Equipment Listed
Raymond Leasing Corporation*	2007173857-9	11/6/2007	N/A	N/A	Specific Equipment that is Leased
* Precautionary UCC filing relating to operating leases.

DEBTOR: Geiger International, Inc.

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
Dell Financial Services*	23,114,455	12/12/2002	N/A	N/A	Computer Equipment and Peripherals
Dell Financial Services*	007-2000-006500	6/1/2000	51482810 5/13/05	N/A	Computer Equipment and Peripherals

DEBTOR: Herman Miller-OP Spectrum, LLP

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
Commonwealth of Pennsylvania	36,200,557	5/3/2002	N/A	N/A	All property and proceeds thereof
Commonwealth of Pennsylvania	31,550,380	4/26/2000	N/A	N/A	All property and proceeds thereof

DEBTOR: Meridian, Inc.

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
Berkeley Federal Bank & Trust, FSB	78306A	1/2/1987	C525379 10/7/91
Assignment to:
Resolution Trust Corporation as Receiver for Trust Bank Federal Savings Bank
33811B
7/30/93
Assignment to:
TPM Holdings, Inc.
43142B
5/23/94
Assignment to Berkeley Federal Bank & Trust, FSB
43143B
5/23/94
Utility Financing Statement
* Precautionary UCC filing relating to operating leases.

DEBTOR: Nemschoff Chairs, Inc.

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
JP Morgan Trust Company N.A.	40,019,571,528	12/22/2004	090014397428 12/10/09	Assignment to: Bank of New York Mellon Trust Company, N.A. 090014601012 12/15/09	In Lieu of financing to effectuate continuation of crossfiling

DEBTOR: Office Pavilion South Florida, Inc.

Secured Party	Original Filing No.	Original File Date	Continuation	Amendments	Collateral
US BanCorp*	20070673693X	10/10/2007	N/A	N/A	States that filing is for "informational purposes only". Appears to cover specific equipment leased.
US BanCorp*	200,706,736,948	10/10/2007	N/A	N/A	States that filing is for "informational purposes only". Appears to cover specific equipment leased.
US BanCorp*	200,706,872,698	10/29/2007	N/A	N/A	States that filing is for "informational purposes only". Appears to cover specific equipment leased.

* Precautionary UCC filing relating to operating leases.

Schedule 10.8
(to Private Shelf Agreement)
Existing Restrictions on Subsidiaries

Schedule 5.4(d) is incorporated herein by reference.

Schedule 5.15(c) is incorporated herein by reference.

Exhibit 1
(to Private Shelf Agreement)

[Form of Note]

Herman Miller, Inc.

[___]% Senior Note, Series ___, Due [_________,20__]

No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN______________
FOR VALUE RECEIVED, the undersigned, Herman Miller, Inc., a corporation organized and existing under the laws of the State of Michigan (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
Payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Private Shelf Agreement, dated as of December 14, 2010 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
[The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.] [This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.]
The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.
THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE ILLINOIS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).
Herman Miller, Inc.

By
Name:
Title:

Exhibit 2(c)
(to Private Shelf Agreement)
[FORM OF REQUEST FOR PURCHASE]

HERMAN MILLER, INC.
Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of December 14, 2010, between Herman Miller, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
Pursuant to Section 2(c) of the Agreement, the Company hereby makes the following Request for Purchase:
1.    Aggregate principal amount of
the Notes covered hereby
(the “Notes”) ................... $__________ Minimum principal amount of $25,000,000.
2.    Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[quarterly] [semi-annually] in arrears

3.    Use of proceeds of the Notes:
4.    Proposed day for the closing of the purchase and sale of the Notes:
5.    The purchase price of the Notes is to be transferred to:

Name and Address and ABA Routing Number of Bank	Number of Account

6.    The Company certifies that:
(a) the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase, provided, however that:
(i) exceptions relative to Section 4.8 of the Agreement, if any, are attached as Schedule 4.8 hereto;
(ii) exceptions relative to Section 5.12(b) of the Agreement, if any, are attached as Schedule 5.12(b) hereto; and
(iii) exceptions relative to Section 5.12(d) of the Agreement, if any, are attached as Schedule 5.12(d) hereto;
(b) and that there exists on the date of this Request for Purchase no Event of Default or Default.
7.    The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.
Dated:
Herman Miller, Inc.

By
Name:
Title:

Exhibit 2(e)
(to Private Shelf Agreement)
[FORM OF CONFIRMATION OF ACCEPTANCE]
Reference is made to the Private Shelf Agreement (the “Agreement”), dated as of December 14, 2010 between Herman Miller, Inc. (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.
Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.
Pursuant to Section 2(e) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:
I.    Accepted Notes: Aggregate principal
amount $__________________
(A)    (a)    Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate:
(f)    Interest payment period:        [_______] in arrears
(g)    Payment and notice instructions: As set forth on attached Purchaser Schedule
(B)    (a)    Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate:
(f)    Interest payment period:        [_______] in arrears
(g)    Payment and notice instructions: As set forth on attached Purchaser Schedule
[(C), (D)..... same information as above.]
II.    Closing Day:
III.    Issuance Fee:
Herman Miller, Inc.

By
Name:
Title:

[PRUDENTIAL AFFILIATE]

By:
Vice President
[ATTACH PURCHASER SCHEDULES]

Exhibit 4.4(a)
(to Private Shelf Agreement)

Form of Opinion of General Counsel
to the Company
The closing opinion of James E. Christenson, Esq., General Counsel of the Company, which is called for by Section 4.4(a) of the Private Shelf Agreement, shall be dated the Closing Day and addressed to the Purchasers, shall be satisfactory in scope and form to each Purchaser and shall be to the effect that:
1.    The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan, has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary except in jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business of the Company.
2.    Each Subsidiary is a corporation or similar legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary except in jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business of such Subsidiary. All of the issued and outstanding shares of capital stock or similar equity interests of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.
3.    The Private Shelf Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
4.    Each Subsidiary Guaranty and Confirmation of Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of the Subsidiary Guarantor party thereto, has been duly executed and delivered by the Subsidiary Guarantor and constitutes the legal, valid and binding contract of the Subsidiary Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
5.    The Notes being issued by the Company on the date hereof have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
6.    The issuance and sale of the Notes being issued by the Company on the date hereof, and the execution, delivery and performance by the Company of the Private Shelf Agreement and by each Subsidiary Guarantor of each Subsidiary Guarantor or Confirmation of Subsidiary Guaranty do not violate any provision of any law or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary Guarantor or conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any property of the Company or any Subsidiary Guarantor pursuant to the provisions of the Articles or Certificate of Incorporation or By-laws, or such similar organizational or governing instrument, as the case may be, of the Company or any Subsidiary Guarantor or any agreement or other instrument known to such counsel to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor may be bound.
7.    There are no actions, suits or proceedings pending or, to the knowledge of such counsel after due inquiry, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, would have a materially adverse effect on the properties, business, profits or condition, (financial or otherwise) of the Company and its Subsidiaries or the ability of the Company to perform its obligations under the Private Shelf Agreement and the Notes, or of any Subsidiary Guarantor's ability to perform its obligations under the Subsidiary Guaranty and Confirmation of Guarantees to which it is a party, or on the legality, validity or enforceability of the Company's obligations under the Private Shelf Agreement and the Notes or any Subsidiary Guarantor's obligations under the Subsidiary Guaranty and Confirmation of Guaranty to which it is a party. To the knowledge of such counsel, neither the Company nor any Subsidiary is in default with respect to any court or governmental authority, or arbitration board or tribunal.
8.    The issuance, sale and delivery of the Notes being issued by the Company on the date hereof under the circumstances contemplated by the Private Shelf Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, amended.
9.    Neither the issuance of the Notes being issued by the Company on the date hereof nor the application of the proceeds of the sale of the Notes will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitations, Regulation T, U or X of the Board of Governors of the Federal Reserve System.
10.    The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
The opinion of James E. Christenson, Esq., General Counsel of the Company, shall cover such other matters relating to the sale of the Notes as each Purchaser may reasonably request and successors and assigns of the Purchasers shall be entitled to rely on such opinion. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and other officers of the Company and its Subsidiaries.

Exhibit 4.4(c)
(to Private Shelf Agreement)

Form of Opinion of Special Counsel
to the Purchasers

The closing opinion of Schiff Hardin LLP special counsel to the Purchasers, called for by Section 4.4(b) of the Private Shelf Agreement, shall be dated the date of Closing and addressed to each Purchaser, shall be satisfactory in form and substance to each Purchaser and shall be to the effect that:
1.    The Company is a corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation.
2.    The Private Shelf Agreement constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
3.    The Notes being issued by the Company on the date hereof constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
4.    The issuance, sale and delivery of the Notes being issued by the Company on the date hereof under the circumstances contemplated by the Private Shelf Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended. With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP, may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.
In rendering the opinion set forth in paragraph 1 above, Schiff Hardin LLP may rely, as to matters referred to in paragraph 1, solely upon an examination of the Articles of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Michigan, the Bylaws of the Company and the general business corporation law of the State of Michigan. In rendering the above opinion Schiff Hardin LLP has assumed the due authorization, execution and delivery of the Private Shelf Agreement and the Notes and the corporate power and corporate authority to execute and deliver the Private Shelf Agreement and the Notes. The opinion of Schiff Hardin LLP, is limited to the laws of the State of Illinois and the Federal laws of the United States.

CH2

9220902.9